Exhibit 99

KonaTel Reports Second Quarter 2025 Results

Diversified Hosted Services Expansion

DALLAS, August 19, 2025 -- KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the three-month period ended June 30, 2025.

Second Quarter 2025 Financial Summary

•	Revenues of $2.2 million, down 50.3% compared to the second quarter last year. The decrease in revenue, as discussed with our year-end 2024 results, relates to fewer activations within the Company’s Mobile Services (“Lifeline”) segment as a result of reduced government subsidized revenues from the cancellation of the Affordable Connectivity Program (the “ACP Program”).
•	Gross profit of $550,240, down 38.8% compared to the second quarter last year.
•	Operating loss of ($1,198,558) compared to operating loss of ($1,254,362) in the second quarter last year.
•	GAAP net loss of $(1,187,641), or $(0.03) per share, compared to GAAP net loss of $(1,109,697), or $(0.03) per share, in the second quarter last year.
•	Non-GAAP net loss of $(942,182), or $(0.02) per diluted share, compared to a Non-GAAP net loss of $(884,571), or $(0.02) per diluted share, in the second quarter of last year.
•	Generally, Q2 revenue, gross profit and non-GAAP income were on par with Q1.
•	Cash remained healthy at $1.5 million, and we have already taken significant steps to further reduce cash burn as our new growth initiatives gain traction.

Sean McEwen, Chairman and CEO of KonaTel stated, “As previously stated in our 2024 10K filing, congress’ failure to re-fund the ACP Program has negatively impacted our business. We continue to aggressively pursue third-party relationships to expand our Lifeline operation, and we are currently awaiting regulatory approval in the state of California to potentially launch a new partnership before the end of 2025.

As part of our ongoing revenue diversification/derisking efforts, we continue to invest in the expansion of our CPaaS (“Communications Platform as a Service”) cloud platform, including wholesale SMS and POTS (“Plain Old Telephone Service”) wholesale cellular replacement service, specifically designed for telecommunications carriers and resellers.”

McEwen closed, “The unpredictable behavior of Congress during 2024 negatively impacted our business, but we shifted our development and sales efforts into new areas of expansion. We continue to believe one of our strong advantages comes from our established wholesale cloud CPaaS platform, that supports a variety of services, including termination/origination, VoIP/SIP, SMS, POTS, Mobile Data, and Mobile Voice solutions.

Management’s focus on our CPaaS business is providing a foundation to derisk the Company through the addition of future, low attrition recurring revenue services, and if we are successful with new distribution partnerships within our government subsidized Lifeline cellular service, we expect to see additional revenues.”

Quarterly Financial Summary (Q2 2025 vs. Q2 2024)

Revenue of $2.2 million, a decrease of 50.3% compared to $4.3 million for the reasons discussed above. The decrease in revenue was primarily due to the loss of mobile services revenues under the ACP Program, which ended on June 1, 2024.

Gross profit was $550,240, or 25.5% gross profit margin, compared to $899,707, or 20.7% gross profit margin. This increase primarily resulted from adding higher Average Revenue Per User (“ARPU”) activations within our Mobile Services segment, and sourcing lower compensation and network costs.

Total operating expenses were $1.7 million, compared to $2.2 million. This decrease was primarily due to lower payroll and related expenses associated with the reduction of headcount in our IM Telecom subsidiary in the fourth quarter of 2024 as well as lower application development costs in our Hosted Services segment.

GAAP net loss was $(1,187,641) million, or $(0.03) per diluted share (based on 43.5 million weighted average shares), compared to a net loss of $(1,109,697), or $(0.03) per diluted share (based on 43.4 million weighted average shares).

Non-GAAP net loss was $(942,182), or $(0.02) per diluted share, compared to a Non-GAAP net loss of $(884,571), or $(0.02) per diluted share.

Balance Sheet

The Company ended the quarter with $1.5 million in cash, compared to $3.7 million on June 30, 2024. This decrease was due to a corresponding reduction in operating revenues during the same period.

Year-to-Date Financial Detail (First Six Months of 2025 vs. First Six Months of 2024)

Revenues decreased 56.6% to $4.3 million compared to $10 million, reflecting a 1% decrease in Hosted Services revenues and an 81% decrease in Mobile Services revenues.

Gross profit was $1,202,133 or 27.8% gross profit margin, compared to gross profit of $2 million, or 20.3% gross profit margin. This increase in gross profit margin percentage primarily resulted from adding a higher percent of activations in the California market in our Mobile Services segment, and sourcing lower per subscriber network costs.

Total operating expenses were $3.3 million, down (18.8%) compared to $4.1 million. This decrease was primarily due to lower payroll and related expenses associated with the reduction of headcount in our IM Telecom subsidiary and lower application development costs in our Apeiron Systems subsidiary.

GAAP net loss was $(2,105,169) or $(0.05) per diluted share (based on 43.5 million weighted average shares), compared to net income of $7 million, or $0.16 per diluted share (based on 43.3 million weighted average shares). This decrease was a result of the gain on sale recognized as part of our sale of 49% interest in IM Telecom in the first quarter of 2024.

Non-GAAP net loss was $(1,619,014) million, or $(0.04) per diluted share, compared to non-GAAP net income of $7.5 million, or $0.17 per diluted share.

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About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services, including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (CPaaS/UCaaS/CCaaS/PaaS) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications APIs. KonaTel’s other subsidiary, Infiniti Mobile (www.infinitimobile.com), is an FCC authorized national wireless ACP and Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, licensed to provide government subsidized cellular service to low-income American families across forty (40) states. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
inquiries@konatel.com

-- Unaudited Balance Sheets and Statements of Operations Follow –

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KonaTel, Inc.

Consolidated Balance Sheets

(unaudited)

	June 30, 2025	December 31, 2024
Assets
Current Assets
Cash and Cash Equivalents	$1,491,346	$1,679,345
Accounts Receivable, Net	509,571	1,533,015
Inventory, Net	118,242	163,063
Prepaid Expenses	75,349	94,496
Other Current Assets	310,988	112,170
Total Current Assets	2,505,496	3,582,089

Property and Equipment, Net	13,563	15,128

Other Assets
Intangible Assets, Net	323,468	323,468
Right of Use Asset	257,499	319,549
Notes Receivable	850,000	1,000,000
Other Assets	74,328	74,328
Total Other Assets	1,505,295	1,717,345
Total Assets	$4,024,354	$5,314,562

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable and Accrued Expenses	$2,675,605	$2,277,597
Right of Use Operating Lease Obligation - Current	78,457	113,740
Income Tax Payable	184,051	184,051
Total Current Liabilities	2,938,113	2,575,388

Long Term Liabilities
Right of Use Operating Lease Obligation - Long Term	195,999	227,776
Total Long-Term Liabilities	195,999	227,776
Total Liabilities	3,134,112	2,803,164
Commitments and Contingencies
Stockholders' Equity
Common stock, $.001 par value, 50,000,000 shares authorized 43,541,140 outstanding and issued at June 30, 2025, and 43,503,658 outstanding and issued at December 31, 2024	43,541	43,504
Additional Paid In Capital	10,699,743	10,215,767
Accumulated Deficit	(9,853,042)	(7,747,873)
Total Stockholders' Equity	890,242	2,511,398
Total Liabilities and Stockholders' Equity	$4,024,354	$5,314,562

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KonaTel, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$2,158,656	$4,343,179	$4,327,370	$9,979,016
Cost of Revenue	1,608,416	3,443,472	3,125,237	7,951,804
Gross Profit	550,240	899,707	1,202,133	2,027,212

Operating Expenses
Payroll and Related Expenses	1,081,633	1,341,046	2,192,333	2,793,146
Operating and Maintenance	2,069	1,421	3,489	2,965
Credit Loss	13,910	—	13,910	1,448
Professional and Other Expenses	325,750	231,302	483,181	341,525
Utilities and Facilities	48,528	59,332	94,939	110,118
Depreciation and Amortization	782	2,449	1,565	4,899
General and Administrative	64,975	44,573	114,962	105,968
Marketing and Advertising	5,396	27,031	10,482	61,027
Application Development Costs	172,967	387,800	351,493	593,883
Taxes and Insurance	32,788	59,115	63,981	113,550
Total Operating Expenses	1,748,798	2,154,069	3,330,335	4,128,529

Operating Loss	(1,198,558)	(1,254,362)	(2,128,202)	(2,101,317)

Other Income and Expense
Gain on Sale	—	—	—	9,247,726
Interest Expense	—	—	(577)	(104,329)
Other Income/(Expense), net	10,917	(4,763)	23,610	(68,693)
Total Other Income and Expenses	10,917	(4,763)	23,033	9,074,704

Income (Loss) Before Income Taxes	(1,187,641)	(1,259,125)	(2,105,169)	6,973,387

Income Tax Expense (Benefit)	—	(149,428)	—	—

Net Income (Loss)	$(1,187,641)	$(1,109,697)	$(2,105,169)	$6,973,387

Earnings (Loss) per Share
Basic	$(0.03)	$(0.03)	$(0.05)	$0.16
Diluted	$(0.03)	$(0.03)	$(0.05)	$0.16
Weighted Average Outstanding Shares
Basic	43,537,102	43,412,602	43,536,341	43,301,670
Diluted	43,537,102	43,412,602	43,536,341	43,301,670

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